Exhibit 99

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan            (651) 293-2809

ECOLAB ANNOUNCES RESTRUCTURING, CONFIRMS EARNINGS OUTLOOK

•                  Restructuring and other actions to streamline operations and improve efficiency and effectiveness:

•                  Restructuring Charge of approximately $65 million - $75 million in 2009

•                  Special Charge of approximately $19 million in the fourth quarter 2008 related to the closure and write down of certain non-strategic businesses

•                  Expected ongoing annual benefit of approximately $70 million - $80 million

•                  2008 pro forma EPS from ongoing operations on target for $1.85 - $1.87, +11% to +13%

•                  2009 pro forma EPS from ongoing operations forecast maintained at $1.95 - $2.05, +4% to +11%

ST. PAUL, Minn., January 14, 2009:  Ecolab Inc. announced that it plans to undertake restructuring and other cost-saving actions as it streamlines and improves its global business.  These anticipated actions will result in a Special Charge in the fourth quarter of 2008 as well as a restructuring Special Charge in 2009, and will produce significant annual cost savings as well as a more efficient organization.

Restructuring and One-Time Actions

Ecolab plans to undertake changes geared to optimize its workforce, facilities, product lines and business portfolios in order to adjust to the current economy while positioning to leverage future growth.   These changes include:

•                  A reduction of the company’s global workforce by approximately 1,000 positions, or 4 percent.  Those whose jobs are eliminated will be offered severance and outplacement as appropriate.

•                  An acceleration of product line initiatives reducing finished goods’ SKU’s by 40% and optimizing formulations to reduce environmental and cost impact.

•                  The further optimization of the company’s supply chain including the planned reduction of plant and distribution center locations.

•                  The closure of two small non-strategic healthcare businesses and the write down of investments in an energy management business.

Ecolab expects to record a Special Charge in the fourth quarter of 2008 that will include a pretax charge of approximately $19 million ($18 million after tax) related to the write-down and exiting of the businesses mentioned above.  In 2009, Ecolab expects to incur a pretax restructuring Special Charge of $65 million - $75 million ($42 million - $49 million after tax) as a result of these actions.  These actions are expected to provide annualized pretax savings of approximately $70 million - $80 million ($45 million - $50 million after tax, or approximately $0.20 per share), with pretax savings of approximately $50 million (or about $0.13 per share) to be realized in 2009.

2008 and 2009 outlook

Ecolab continues to expect pro forma diluted earnings per share, which exclude Special Gains and Charges and discrete tax items for the year ended December 31, 2008, to be in the $1.85 - $1.87 range, in line with previously announced expectations.  Fourth quarter 2008 earnings, excluding Special Gains and Charges and discrete tax items, are expected in the $0.44 - $0.46 range.

The company also continues to expect pro forma diluted earnings per share, excluding Special Gains and Charges and discrete tax items, for the year ending December 31, 2009 to rise to the $1.95 - $2.05 per diluted share range.  Pro forma earnings per share in the first half of 2009 are expected to approximate those in the first half of 2008, reflecting economic, foreign exchange and raw material headwinds, with second half EPS showing good gains as easing raw material comparisons and savings from the restructuring and other actions benefit earnings.

Douglas M. Baker, Jr., Ecolab’s Chairman, President and Chief Executive Officer, commented on the announcement, saying:  “The restructuring steps we’re taking are designed to better position the company for today’s economic conditions and the future. These steps should lower our overall operating costs for both the near and long term, reposition our people and resources to best capitalize on the opportunities we see in our core Institutional and Food & Beverage businesses, and enable us to focus on driving our successful global Pest Elimination expansion, Healthcare Infection Prevention business and Water and Energy growth initiatives.

“While we are confident these steps are the right ones for Ecolab, we regret that circumstances required associates to leave the company. We appreciate their contributions and we’ve worked hard to do this in a respectful way, but understand the pain it causes as well.

Baker concluded, “Our unwavering commitment is to strengthen our businesses, our leading market positions, and our opportunities for future growth.  In spite of the tough decisions we’ve had to make and the tough economic environment in which we find ourselves, we believe we are now even better positioned for the future. We have great growth prospects, a robust business model, the industry’s leading customer service, an opportunity to substantially increase our market share, and a strong balance sheet. And most importantly, we have a strong and experienced team ready to drive our business forward.”

Ecolab Inc. (NYSE: ECL) is the global leader in cleaning, sanitizing, food safety and infection prevention products and services. Ecolab delivers comprehensive programs and services to the foodservice, food and beverage processing, healthcare, and hospitality markets in more than 160 countries. More news and information is available at www.ecolab.com.

This news release contains various “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements concerning our fourth quarter and full year 2008 and 2009 financial and business prospects, including estimated pro forma diluted earnings per share. These statements, which represent Ecolab’s expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements.  We caution that undue reliance should not be placed on Forward-Looking Statements, which speak only as of the date made.

Risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K and include the vitality of the markets we serve; our ability to develop competitive advantages through innovation; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers, vendors or competitors; fluctuations in raw material costs; the impact of acquisitions, divestitures and investments to develop business systems or to optimize our business structure; the costs and effects of complying with laws and regulations relating to the environment and to the manufacture, storage, distribution, sale and use of our products; changes in regulations or accounting standards; the impact of economic factors such as the worldwide economy, interest rates and foreign currency exposure; the occurrence of litigation or claims, acts of war, terrorism, severe weather or public health epidemics; the loss or insolvency of a major customer, supplier or distributor; our ability to attract and retain high caliber management talent; and other uncertainties or risks reported from time to time in our reports to the Securities and Exchange Commission.

Except as may be required under applicable law, we undertake no duty to update our Forward-Looking Statements.

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(ECL-C)